News Release

Mattson Technology Contact	Investor & Media Contact
Andy Moring	Laura Guerrant-Oiye
Mattson Technology, Inc.	Guerrant Associates
tel 510-492-6530	tel 808-882-1467
fax 510-492-5963	fax 808-882-1267
andy.moring@mattson.com	lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

MATTSON TECHNOLOGY, INC. REPORTS RESULTS
FOR THE FOURTH QUARTER AND YEAR-END 2008

FREMONT, Calif. - February 4, 2009 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Financial Results

Net sales for the fourth quarter were $13.1 million, compared to $30.0 million in the previous quarter, and $52.3 million in the fourth quarter of 2007. Net sales for the fourth quarter of 2007 included royalties from DNS of $2.9 million. Gross margin for the fourth quarter was 4.6 percent, compared to 25.5 percent in the previous quarter, and 47.1 percent in the fourth quarter of 2007. The decline in gross margin is primarily attributable to inventory reserves of $4.3 million and manufacturing under-absorption at these low revenue volumes.

Operating expenses for the fourth quarter were $60.1 million, compared to $28.8 million in the third quarter and $23.5 million for the fourth quarter of 2007. Fourth quarter operating expenses included the following: i) previously announced significant items totaling $30.9 million related to restructuring charges of $3.4 million, impairment of goodwill of $18.1 million, and impairment of intangibles and long-lived assets of $9.4 million, and ii) $5.5 million in SG&A costs related to accelerated amortization on evaluation tools placed at customer sites and incremental receivable reserves. Third quarter 2008 operating expenses included $1.9 million in restructuring expenses.

Net loss for the fourth quarter was $60.5 million, or $1.22 loss per share, compared with a net loss of $20.7 million, or $0.42 loss per share, for the previous quarter and net income of $4.8 million, or $0.09 earnings per diluted share, for the fourth quarter of 2007. Included in the net loss for the fourth quarter were restructuring and impairment charges totaling $30.9 million or $0.62 loss per share, compared to restructuring charges of $1.9 million or $0.04 loss per share in the previous quarter.

Cash, cash equivalents and short-term investments at the end of the fourth quarter were $103.4 million, compared to $117.7 million at the end of the previous quarter, and $152.6 million at the end of 2007. Cash decreased by $14.3 million in the fourth quarter compared to a decrease of $18.0 million in the third quarter, despite lower revenue levels.

David L. Dutton, Mattson Technology's president and chief executive officer, noted, "The semiconductor industry is clearly experiencing the most difficult period in its history, driven by the continuing deterioration of the global economy. We responded by taking decisive actions to reduce costs, and align our operating plans and structure with the business environment in order to improve our operating efficiency. Due to the limited visibility, we are prepared for what could be a broad-based and protracted downturn. Our strategy is to continue with our aggressive cost reduction programs to preserve our balance sheet, while protecting our investment in new products in order to successfully penetrate the new markets of dielectric etch and millisecond anneal."

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MATTSON REPORTS 2008 FOURTH QUARTER AND YEAR-END RESULTS	Page 2 of 4

Dutton concluded, "We have not just restructured the Company for the down-cycle. Rather, we have strategically built a new and more efficient Mattson Technology that has increased customer centricity and operating efficiencies. Upon a return to improved market conditions, we believe that our operating model will generate higher earnings and cash flow per revenue dollar, while leveraging our new market positions."

Attached to this news release are preliminary unaudited condensed consolidated statements of operations and balance sheets.

Conference Call

On Wednesday, February 4, 2009, at 2:00 PM Pacific Time (5:00 PM Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2008 fourth quarter and year-end financial results, current business conditions, the near-term business outlook and guidance for the first quarter of 2009. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. In addition to the live webcast, a replay will be available to the public on the Mattson Technology website for one week following the live broadcast.

To access the live conference call, please dial (719) 325-4769.

Mattson will also webcast a slide presentation in conjunction with the conference call, which can also be accessed at www.mattson.com under the "Investors" section.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the Company's future prospects and plans, including, but not limited to: our cost reduction plans, potential future earnings and cash flow, expansion into new markets, and the potential results of this expansion. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the current quarter are preliminary and subject to adjustment. The Company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures, and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. The Company is a leading supplier of dry strip and rapid thermal processing equipment to the global semiconductor industry. Its strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. Mattson is expanding into the etch market with innovative products targeting high volume dielectric etch applications, and is also expanding into the millisecond annealing and thermal oxidation markets. The Company expects that entry into these new markets will enhance its technical leadership and deliver revenue and profitability gains. Mattson was founded in 1988 and is headquartered in Fremont, California. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com

MATTSON REPORTS 2008 FOURTH QUARTER AND YEAR-END RESULTS	Page 3 of 4

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Net sales	$ 13,065	$ 52,321	$ 133,551	$ 267,286
Cost of sales	12,468	27,653	86,005	144,075
Gross margin	597	24,668	47,546	123,211
Operating expenses:
Research, development and engineering	9,375	8,013	36,833	34,116
Selling, general and administrative	19,715	15,350	68,530	64,343
Amortization of intangibles	128	128	512	511
Restructuring charges	3,374	-	5,989	-
Impairment of goodwill	18,076	-	18,076	-
Impairment of intangibles and
long-lived assets	9,431	-	9,431	-
Total operating expenses	60,099	23,491	139,371	98,970
Income (loss) from operations	(59,502)	1,177	(91,825)	24,241
Interest and other income, net	671	1,919	1,973	8,213
Income (loss) before income taxes	(58,831)	3,096	(89,852)	32,454
Provision for (benefit from) income taxes	1,625	(1,687)	2,311	4,901
Net income (loss)	$ (60,456)	$ 4,783	$ (92,163)	$ 27,553
Net income (loss) per share:
Basic	$ (1.22)	$ 0.09	$ (1.86)	$ 0.53
Diluted	$ (1.22)	$ 0.09	$ (1.86)	$ 0.52
Shares used in computing net income (loss) per share:
Basic	49,614	50,598	49,471	51,771
Diluted	49,614	51,335	49,471	52,716

MATTSON REPORTS 2008 FOURTH QUARTER AND YEAR-END RESULTS	Page 4 of 4

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007
	(unaudited)	(1)

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$ 103,387	$ 152,567
Accounts receivable, net	14,477	36,011
Advance billings	140	2,576
Inventories	48,410	51,073
Inventories - delivered systems	956	-
Prepaid expenses and other assets	5,765	10,996
Total current assets	173,135	253,223
Property and equipment, net	27,144	28,600
Goodwill	-	18,076
Intangibles, net	-	7,080
Other assets	7,932	10,791
Total assets	$ 208,211	$ 317,770

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 7,205	$ 18,097
Accrued liabilities	21,241	26,900
Deferred revenue	4,198	7,207
Total current liabilities	32,644	52,204
Income taxes payable, noncurrent	13,467	14,147
Other liabilities	5,264	6,136
Total liabilities	51,375	72,487

Stockholders' equity:
Common stock	54	54
Additional paid-in capital	628,632	623,527
Accumulated other comprehensive income	20,255	19,032
Treasury stock	(37,986)	(35,374)
Accumulated deficit	(454,119)	(361,956)
Total stockholders' equity	156,836	245,283
Total liabilities and stockholders' equity	$ 208,211	$ 317,770

(1) Derived from audited financial statements